Exhibit 10.22

H.B. FULLER COMPANY

DIRECTORS’ DEFERRED COMPENSATION PLAN

(2008 Amendment and Restatement)

H.B. FULLER COMPANY

DIRECTORS’ DEFERRED COMPENSATION PLAN

(2008 Amendment and Restatement)

TABLE OF CONTENTS

Page
SECTION 1.	INTRODUCTION AND DEFINITIONS			1

	1.1.	Introduction
		1.1.1.	Rules That Apply To Pre-2005 Credits
		1.1.2.	Rules That Apply To 2005, 2006 and 2007 Credits
		1.1.3.	Rules That Apply to Post-2007 Credits
	1.2.	Definitions
		1.2.1.	Account or Accounts
(a) Deferred Compensation Account
(b) Company Stock Account
		1.2.2.	Affiliate
		1.2.3.	Beneficiary
		1.2.4.	Board of Directors
		1.2.5.	Change in Control
		1.2.6.	Code
		1.2.7.	Committee
		1.2.8.	Common Stock
		1.2.9.	Company
		1.2.10.	Director
		1.2.11.	Disability
		1.2.12.	Distribution Event
		1.2.13.	Effective Date
		1.2.14.	ERISA
		1.2.15.	Measuring Options
		1.2.16.	Meeting Fees
		1.2.17.	Participant
		1.2.18.	Plan
		1.2.19.	Plan Statement
		1.2.20.	Retainer Fees
		1.2.21.	Separation from Service
		1.2.22.	Unforeseeable Emergency
		1.2.23.	Valuation Date

SECTION 2.	PARTICIPATION			7

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SECTION 3.	ELECTIONS			8

	3.1.	Compensation Subject to Elective Deferral
	3.2.	Deferral Elections
		3.2.1.	Timing and Contents
		3.2.2.	Matching Credits Attributable to Deferrals
		3.2.3.	Duration
	3.3.	Discretionary Credits
	3.4.	Irrevocability
	3.5.	Subsequent Changes in Distribution Elections

SECTION 4.	CREDITS TO ACCOUNTS			10

	4.1.	Deferral Credits
	4.2.	Matching Credits
	4.3.	Discretionary Credits

SECTION 5.	ADJUSTMENT OF ACCOUNTS			11

	5.1.	Establishment of Accounts
	5.2.	Adjustments of Accounts
	5.3.	Investment Adjustments
	5.4.	Cash Dividends
	5.5.	Stock Dividends
	5.6.	Transfer Upon Change in Control

SECTION 6.	VESTING			12

SECTION 7.	DISTRIBUTIONS			13

	7.1.	Time of Distribution
	7.2.	Form of Distribution
	7.3.	Installment Amounts
	7.4.	Distributions in Cash or Stock
	7.5.	Special Rules
		7.5.1.	Unforeseeable Emergency
		7.5.2.	Lump Sum Distribution to Pay Taxes
	7.6.	Designation of Beneficiaries
		7.6.1.	Right to Designate
		7.6.2.	Failure of Designation
		7.6.3.	Disclaimers by Beneficiaries
		7.6.4.	Definitions
		7.6.5.	Special Rules
	7.7.	No Spousal Rights
	7.8.	Death Prior to Full Payment
	7.9.	Facility of Payment

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SECTION 8.	FUNDING OF PLAN			19

	8.1.	Unfunded Obligation
	8.2.	Corporate Obligation

SECTION 9.	AMENDMENT AND TERMINATION			20

	9.1.	Amendment of Plan
	9.2.	Termination of Plan
	9.3.	No Oral Amendments

SECTION 10.	DETERMINATIONS — RULES AND REGULATIONS			21

	10.1.	Determinations
	10.2.	Method of Executing Instruments
	10.3.	Claims Procedure
		10.3.1.	Initial Claim and Decision
		10.3.2.	Request for Review and Final Decision
	10.4.	Rules and Regulations
		10.4.1.	Adoption of Rules
		10.4.2.	Specific Rules
		10.4.3.	Limitations and Exhaustion

SECTION 11.	PLAN ADMINISTRATION			24

	11.1.	Authority
		11.1.1.	Company
		11.1.2.	Committee
		11.1.3.	Board of Directors
	11.2.	Conflict of Interest
	11.4.	Service of Process

SECTION 12.	CONSTRUCTION			25

	12.1.	IRC Status
	12.2.	Effect on Other Plans
	12.3.	Disqualification
	12.4.	Rules of Document Construction
	12.5.	References to Laws
	12.6.	Choice of Law
	12.7.	Delegation
	12.8.	Effect on Director Status
	12.9.	Tax Withholding
	12.10.	Expenses
	12.11.	Spendthrift Provision

APPENDIX A — (PRIOR PLAN STATEMENT)				A-1

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H.B. FULLER COMPANY

DIRECTORS’ DEFERRED COMPENSATION PLAN

(2008 Amendment and Restatement)

SECTION 1

INTRODUCTION AND DEFINITIONS

1.1. Introduction. Effective January 1, 2003, H.B. Fuller Company (“H.B. Fuller”) established a nonqualified, unfunded deferred compensation plan (the “Plan”) to assist in attracting non-employee directors and encouraging their long term commitment to the Company’s success by offering them an opportunity to defer compensation and to share in increases in the value of H.B. Fuller. The Plan is currently embodied in a document titled “H.B. Fuller Company 2003 Directors’ Deferred Compensation Plan,” as amended by a First Amendment adopted on January 24, 2008 (the “Prior Plan Statement”).

1.1.1. Rules That Apply To Pre-2005 Credits. Amounts credited under the Plan which relate entirely to services performed before January 1, 2005, shall continue to be governed by the terms of the Prior Plan Statement attached hereto as Appendix A, subject to the following exceptions: (i) effective with respect to any Participant who dies on or after January 1, 2008 (regardless whether the Participant designated a beneficiary before or after January 1, 2008), the rules in Section 7.3 of the Prior Plan Statement related to beneficiaries shall be replaced by the rules in Section 7.6 of the Plan Statement, and (ii) effective for any claims filed on or after January 1, 2008, the claims procedure in Section 10 of the Prior Plan Statement shall be replaced by the claims procedure in Section 10 of the Plan Statement.

1.1.2. Rules That Apply To 2005, 2006, and 2007 Credits. Amounts credited under the Plan which relate all or in part to services performed on or after January 1, 2005, but before January 1, 2008, shall be governed by the terms of the Prior Plan Statement attached hereto as Appendix A, subject to any modifications that comply with the deferred compensation provisions in section 409A of the Code and proposed regulations and other guidance issued prior to final regulations thereunder. Additionally, (i) effective with respect to any Participant who dies on or after January 1, 2008 (regardless whether the Participant designated a beneficiary before or after January 1, 2008), the rules in Section 7.3 of the Prior Plan Statement related to beneficiaries shall be replaced by the rules in Section 7.6 of the Plan Statement, and (ii) effective for any claims filed on or after January 1, 2008, the claims procedure in Section 10 of the Prior Plan Statement shall be replaced by the claims procedure in Section 10 of the Plan Statement.

1.1.3. Rules That Apply to Post-2007 Credits. Amounts credited under the Plan which relate all or in part to services performed on or after January 1, 2008, will be governed by the terms of this Plan Statement, the terms of which are intended to comply with the deferred compensation provisions in section 409A of the Code and final regulations thereunder.

1.2. Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

1.2.1. Account or Accounts — the separate bookkeeping account or accounts representing the separate unfunded and unsecured general obligation of the Company established with respect to each person who becomes a Participant in this Plan in accordance with Section 2 and to which is credited the amounts specified Sections 4 and 5 and from which are subtracted payments made pursuant to Section 7. The following Accounts (and such subaccounts as the Company may determine necessary or useful to the administration of this Plan) will be maintained under this Plan for Participants:

(a)	Deferred Compensation Account — the Account maintained for each Participant to which is credited deferral amounts under Section 4.1 in accordance with the Participant’s allocation election. The value of the Deferred Compensation Account shall be measured by the Measuring Option(s) elected by the Participant from time to time as permitted by the Company. Credits in the Deferred Compensation Account cannot later be transferred to the Company Stock Account. Distributions from the Deferred Compensation Account shall be made in the form of cash.

(b)	Company Stock Account — the Account maintained for each Participant to which is credited, (i) deferral amounts pursuant to Section 4.1 in accordance with the Participant’s allocation election, (ii) matching amounts pursuant to Section 4.2, and (iii) any discretionary amounts pursuant to Section 4.3. The value of the Company Stock Account is measured by the value of H.B. Fuller Common Stock. Except as provided in Section 5.6 following a Change in Control, credits in the Company Stock Account cannot later be transferred to the Deferred Compensation Account. Distributions from Company Stock Account shall be made in the form of H.B. Fuller Common Stock.

1.2.2. Affiliate — a business entity that is treated as a single employer with H.B. Fuller Company under the rules of section 414(b) and (c) of the Code, including the eighty percent (80%) standard therein.

1.2.3. Beneficiary — a person designated by a Participant (or automatically by operation of Section 7.6) to receive all or a part of the Participant’s Account in the event of the Participant’s death prior to full distribution thereof. A person so designated shall not be considered a Beneficiary until the death of the Participant.

1.2.4. Board of Directors — the Board of Directors of H.B. Fuller Company.

1.2.5. Change in Control — any of the following events:

(a)	a change in control of the Company of a nature that would be required to be reported in accordance with Regulation 14A promulgated under the Securities Exchange Act of 1934 (the Exchange Act”), whether or not the Company is then subject to such reporting requirement;

(b)	a public announcement (which for purposes hereof, shall include, without limitation, a report filed pursuant to section 13(d) of the Exchange Act) that any individual, corporation, partnership, association, trust or other entity becomes a beneficial owner (as defined in Rules 13(d)(3) promulgated under the Exchange Act), directly or indirectly, of securities or the Company representing 30% or more of the Voting Power of the Company then outstanding (15% prior to January 23, 2008);

(c)	the individuals who, as of January 1, 2005, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that if the election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such a new director shall be considered to be a member of the Incumbent Board);

(d)	the approval of the shareholders of the Company of (i) any consolidation, merger or statutory share exchange of the Company with any person in which the surviving entity would not have as its directors at least 60% of the Incumbent Board and as a result of which those persons who were shareholders of the Company immediately prior to such transaction would not hold, immediately after such transaction, at least 60% of the Voting Power of the Company then outstanding or the combined voting power of the surviving entity’s then outstanding voting securities; (ii) any sale, lease, exchange or other transfer in one transaction or series of related transactions substantially all of the assets of the Company; or (iii) the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Company; or

(e)	a determination by a majority of the members of the Incumbent Board, in their sole and absolute discretion, that there has been a Change in Control of the Company.

1.2.6. Code — the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, interpretations and rulings issued thereunder).

1.2.7. Committee — the Compensation Committee of the Board of Directors of H.B. Fuller (or any successor committee) or such other person or persons whom the Committee authorizes to act on its behalf to administer the Plan.

1.2.8. Common Stock — common stock par value $1.00 per share, of H.B. Fuller Company as such stock may be reclassified, converted or exchanged by reorganization, merger of otherwise.

1.2.9. Company — H.B. Fuller Company and any successor thereto.

1.2.10. Director — member of the Board of Directors.

1.2.11. Disability — a medically determinable physical or mental impairment which (i) is expected to result in death or to last for a continuous period of at least 12 months, (ii) renders the Participant incapable of any substantial gainful activity, and (iii) is evidenced by a certification to this effect by a doctor of medicine approved by the Company. A Participant who provides proof of a determination of disability by the Social Security Administration will be deemed disabled under this Plan. Disability shall be construed to be consistent with the meaning of that term in section 409A of the Code and regulations and guidance thereunder.

1.2.12. Distribution Event — any of the occurrences described in Section 7.1 by reason of which a Participant or Beneficiary may become entitled to a distribution from this Plan.

1.2.13. Effective Date — January 1, 2008.

1.2.14. ERISA — the Employee Retirement Income Security Act of 1974, as amended (including, when the context requires, all regulations, interpretations and rulings issued thereunder).

1.2.15. Measuring Options — the investment options determined from time to time in the sole discretion of the Committee which may be elected by the Participant to measure the value of the Participant’s credits in the Deferred Compensation Account.

1.2.16. Meeting Fees — amounts paid to a Director for attendance at a meeting of the Board of Directors or a committee thereof excluding any per diem amounts paid for such attendance.

1.2.17. Participant — a Director who becomes a Participant in this Plan in accordance with Section 2. A Director who has become a Participant shall be considered to continue as a Participant in this Plan until the date of the Participant’s death or, if earlier, the date on which the Participant is no longer a Director and no longer has any Account under this Plan (that is, the Participant has received a distribution of all of the Participant’s Account).

1.2.18. Plan — the nonqualified, deferred compensation program maintained by H.B. Fuller for the benefit of members of the Board of Directors, as set forth in the Plan Statement. (As used herein, “Plan” does not refer to the documents pursuant to which this Plan is maintained. That document is referred to herein as the “Plan Statement”). The Plan shall be referred to as the H.B. Fuller Company Directors’ Deferred Compensation Plan.

1.2.19. Plan Statement — this document entitled “H.B. Fuller Company Directors’ Deferred Compensation Plan (2008 Amendment and Restatement)” as adopted by the Board of Directors of H.B. Fuller, as the same may be amended from time to time thereafter.

1.2.20. Retainer Fees — amounts paid on the last business day of the Company’s fiscal quarter to a Director, excluding any Meeting Fees and per diem amounts, for service on the Board of Directors (including any committee thereof) performed during such fiscal quarter. Notwithstanding the terminology used for such fees, Retainer Fees are paid after services are performed.

1.2.21. Separation from Service — a severance of a Participant’s relationship as Director with the Company and all Affiliates for any reason other than the Director’s death.

(a)	A transfer from the Board of Directors to the board of directors of an Affiliate, or vice versa, shall not constitute a Separation from Service. A resignation as a Director if the Participant continues to provide services as an employee or independent contractor shall not constitute a Separation from Service.

(b)	Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Company and Director reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Director would perform after such date (whether as a Director, employee, or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as a Director, employee, or independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if the Director has been providing services to the Company for less than thirty-six (36) months).

(c)	Separation from Service shall not be deemed to occur while the Director is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the Director retains a right to return to services with the Company or an Affiliate under an applicable statute or by contract. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the Director will return to perform services for the Company or an Affiliate. Notwithstanding the foregoing, a 29-month period of absence will be substituted for such 6-month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than 6 months and that causes the Director to be unable to perform the duties of his or her position as Director.

1.2.22. Unforeseeable Emergency — a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Unforeseeable Emergency shall be construed to be consistent with the meaning of that term in section 409A of the Code and regulations and guidance thereunder.

1.2.23. Valuation Date — the last business day of each month, and such other dates as may be established by the Committee from time to time.

SECTION 2

PARTICIPATION

Each non-employee Director shall become a Participant in the Plan upon such individual’s appointment as Director. A Participant may defer compensation only as permitted under the timing rules in Section 3.

SECTION 3

ELECTIONS

3.1. Compensation Subject to Elective Deferral. A Participant may elect to defer all or a portion of the following compensation:

(a)	Meeting Fees; and

(b)	Retainer Fees.

A Participant election shall be automatically reduced to the extent necessary to allow for full payment of any federal, state and/or local income taxes.

3.2. Deferral Elections.

3.2.1. Timing. A Participant’s deferral election shall be made at the time and in the form and manner prescribed by the Company. A Participant’s deferral election shall apply only to Meetings Fees and Retainer Fees (or portions thereof) for services performed during the calendar year beginning after the election is filed.

3.2.2. Content. Deferral elections shall specify:

(a)	the amount of the Participant’s Meeting Fees and Retainer Fees to be deferred,

(b)	the portions of such deferrals to be allocated to the Deferred Compensation Account and to the Company Stock Account,

(c)	the Measuring Option(s) to be used to measure increase (or decreases) in the value of such deferrals allocated to Deferred Compensation Account,

(d)	the form of distribution for such deferrals, and

(e)	a specified date of distribution, if any under Section 7.1(a)(ii) for such deferrals.

3.2.3. Matching Credits Attributable to Deferrals. A Participant’s election of form of distribution with respect to deferrals for a calendar year shall also apply to matching credits under Section 4.2 attributable to such deferrals.

3.2.4. Duration. A Participant’s deferral election shall expire on the last day of the calendar year to which it relates and new elections must be made with respect to subsequent calendar years.

3.3. Discretionary Credits. The Participant’s election of form of distribution and specified date of distribution, if any, with respect to Meetings Fees and Retainer Fees during the calendar year shall also apply to distribution of any discretionary credits made during such calendar year. If the Participant has not elected to defer Meeting Fees or Retainer Fees during the calendar year in which discretionary credits are made, the Participant shall be deemed to have elected to receive distribution in the form of a lump sum and not to have elected a specified date for distribution under Section 7.1(a)(ii).

3.4. Irrevocability. A deferral election that is accepted by the Committee shall be irrevocable for the calendar year to which it applies; provided, however, that in the event of an Unforeseeable Emergency or disability, a Participant’s deferral elections shall be cancelled and further deferrals shall not be made during that calendar year. For purposes of this Section 3.4, disability shall mean any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, which can be expected to result in death or last for a continuous period of at least six (6) months. Cancellation in the event of disability shall occur as soon as administratively feasible after disability is determined but must occur by the fifteenth (15th) day of the third month following the date the disability occurs or, if later, by December 31 following the date the disability occurs.

3.5. Subsequent Changes in Distribution Elections. A Participant shall be permitted to change a prior election of the form of distribution or the specified date of distribution if such election change is made in the form and manner prescribed by the Company and only if the following conditions are satisfied:

(a)	the election change shall not take effect until the date that is twelve (12) months after the date on which the Participant submits the election change;

(b)	if the Participant changes the form of distribution, any distribution that occurs on account of Distribution Event in Section 7.1(a)(i) or (ii) (i.e., Separation from Service or specified date), distribution shall be delayed until the date that is five (5) years after the date the distribution would otherwise have been made; and

(c)	if the Participant changes a specified date of distribution under Section 7.1(a)(ii), the election change (i) must be submitted at least 12 months before the date previously specified by the Participant, and (ii) the new specified date shall be at least five (5) years after the date previously specified.

SECTION 4

CREDITS TO ACCOUNTS

4.1. Deferral Credits. On the date on which the compensation would otherwise have been paid to the Participant (or as soon as administratively practicable thereafter), the Company shall credit the Participant’s Deferred Compensation Account or Company Stock Account, according to the Participant’s allocation election, the amount the Participant elected to defer under Section 3. The amount that is allocated and credited to the Deferred Compensation Account shall be stated as a dollar amount. The amount that is allocated and credited to the Company Stock Account shall be stated as the number of units (including fractions thereof) of Common Stock that could have been purchased with such deferrals as of the close of business on the date such amounts would otherwise have been paid to the Participant.

4.2. Matching Credits. At the same time as the Participant’s Company Stock Account is credited based on elective deferrals, the Company shall credit the Participant’s Company Stock Account with an additional number of units (including fractions thereof) of Common Stock that are equal to ten percent (10%) of the number of units (including fractions thereof) of Common Stock that were credited to the Participant’s Company Stock Account based on such elective deferrals.

4.3. Discretionary Credits. From time to time, the Company, in its sole discretion, may credit the Participant’s Company Stock Account with the number of units (including any fractions thereof) of Common Stock as the Compensation Committee may determine in its sole discretion.

SECTION 5

ADJUSTMENT OF ACCOUNTS

5.1. Establishment of Accounts. There shall be established for each Participant unfunded, bookkeeping Accounts which shall be hypothetical in nature. Neither the Plan nor any of the Accounts shall hold or be required to hold any actual funds or assets.

5.2. Adjustments of Accounts. From time to time, but not less frequently than each Valuation Date, the value of each Account or portion of an Account shall be increased (or decreased) for distributions, credits (including any earnings, gains or losses thereon) and any expenses charged to the Account.

5.3. Investment Adjustments. The Committee shall have the sole discretion to designate from time to time the Measuring Options in which the Deferred Compensation Accounts may be deemed invested. The Committee shall, in its sole discretion, adopt rules specifying (i) the circumstances under which a particular Measuring Option may be elected (or automatically utilized), (ii) the minimum or maximum percentages which may be allocated to the Measuring Option, (iii) the procedures (if any) for Participants making or changing elections of Measuring Options (including when such elections and election changes shall be implemented after the election is accepted by the Committee), (iv) the extent (if any) to which beneficiaries of deceased Participants may change Measuring Options, and (v) the effect of a Participant’s or beneficiary’s failure to make an effective election with respect to a Measuring Option. Notwithstanding the foregoing, subsequent to a Change in Control, the Committee shall maintain the availability of those Measuring Options in place at the time of the Change in Control (or substantially equivalent Measuring Options).

5.4. Cash Dividends. On each Common Stock dividend payment date, the Participant’s Company Stock Account shall be credited with the number of units (including fractions thereof) equal to the number of shares of Common Stock that could have been purchased with the amount the dividends paid by the Company on shares of Common Stock equal to the number of units credited to the Participant’s Company Stock Account as of the record date of such dividend.

5.5. Stock Dividends. The number of units credited to a Participant’s Company Stock Account shall be adjusted to reflect any change in the outstanding Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of share or similar corporate change.

5.6. Transfer Upon Change in Control. Effective as of the close of business on the date of a Change in Control, each Participant’s Deferred Compensation Account shall be credited with an amount stated in dollars equal to the value of such Participant’s Company Stock Account based upon the fair market value of Common Stock at the close of business on such date, and the Participant’s Company Stock Account shall be closed, and the Participant shall have no further interest in the Company Stock Account.

SECTION 6

VESTING

The Account of each Participant shall be fully (100%) vested and nonforfeitable at all times. Notwithstanding the foregoing, if the Company determines in its discretion that a Participant has improperly received a credit under this Plan for any reason (including, but not limited to, an erroneous calculation or other mistake of fact, or on account of a restatement of earnings), the Account shall be reduced by the amount of the improper credit.

SECTION 7

DISTRIBUTIONS

7.1. Time of Distribution. The value of the Participant’s Accounts shall be determined as of the last business day of the month in which the first of the following Distribution Events occurs and distribution to the Participant (or Beneficiary, if applicable) shall be made or commenced within sixty (60) days thereafter:

(a)	The later of

(i)	Participant’s Separation from Service, or

(ii)	Such other date as elected and specified by the Participant in accordance with Section 3;

(b)	Participant Disability; or

(c)	Participant’s death.

Distribution under (a)(ii) above shall apply only to the portion of the Participant’s Account, if any, with respect to which the Participant elected the specified distribution date.

Notwithstanding the foregoing, the time of any distribution shall be delayed in accordance with the rules in Section 3.6 related to subsequent changes in distribution elections.

7.2. Form of Distribution. Distribution shall be made to the Participant in whichever of the following forms the Participant shall have elected in accordance with Section 3 with respect to the Account:

(a)	Lump sum; or

(b)	Annual installments over a specified number of years not to exceed eleven (11) years.

For deaths occurring before January 1, 2009, distribution shall be made to a Beneficiary in whichever of the forms the Participant shall have elected in accordance with Section 3 with respect to the Account. For deaths occurring on or after January 1, 2009, distribution shall be made to the Beneficiary in a lump sum.

7.3. Installment Amounts. The amount of the annual installments shall be determined by dividing the value of the Account as of the last business day of the month following the Distribution Event and as of each anniversary of such day by the number of remaining installment payments to be made (including the payment being determined).

7.4. Distributions in Cash or Stock. Distributions from the Participant’s Company Stock Account shall be paid in shares of Common Stock (with any fractional unit being rounded to the next highest whole unit). Distributions from the Participant’s Deferred Compensation Account shall be paid in cash.

7.5. Special Rules.

7.5.1. Unforeseeable Emergency. A Participant who has not incurred a Distribution Event but who has incurred an Unforeseeable Emergency may request a withdrawal from such Participant’s Account. In the event that the Company, upon written petition of the Participant, determines in his or her sole discretion that the Participant has suffered an Unforeseeable Emergency, the Company shall distribute to the Participant as soon as reasonably practicable following such determination, an amount (not in excess of the value of the Participant’s Account) necessary to satisfy the emergency. Distribution shall be taken pro-rata from the Participant’s Deferred Compensation Account and Company Stock Account starting with the most recent credits to such Accounts. In accordance with Section 3.4, such Participant’s deferral elections shall be cancelled immediately upon the distribution and further deferrals shall not be made during the remainder of the calendar year of such distribution.

7.5.2. Lump Sum Distribution to Pay Taxes. Notwithstanding anything to the contrary in this Section 7, a lump sum shall be distributed to the Participant (i) to pay any income tax withholding related to the distribution of amounts to pay FICA taxes, and (ii) to pay any amounts required to be included in the Participant’s income due to failure to comply with the requirements in section 409A of the Code.

7.6. Designation of Beneficiaries.

7.6.1. Right to Designate. Each Participant may designate, upon form to be furnished by and filed with the Company, one or more primary Beneficiaries or alternative Beneficiaries to receive all or a specified part of such Participant’s Account in the event of such Participant’s death. The Participant may chance or revoke any such designation from time to time without notice to or consent from any spouse, Beneficiary or any other person. No such designation, change or revocation shall be effective unless executed by the Participant and received by the Company during the Participant’s lifetime. The Company may establish rules for the use of electronic signatures.

7.6.2. Failure of Designation. If a Participant:

(a)	fails to designate a Beneficiary,

(b)	designates a Beneficiary and thereafter revokes such designation without naming another Beneficiary, or

(c)	designates one or more Beneficiaries and all such Beneficiaries so designated fail to survive the Participant,

such Participant’s Account, or the part thereof as to which such Participant’s designation fails, as the case may be, shall be payable to the first class of the following classes of automatic Beneficiaries with a member surviving the Participant and (except in the case of surviving issue) in equal shares if there is more than one member in such class surviving the Participant:

Participant’s surviving spouse

Participant’s surviving issue per stirpes and not per capita

Participant’s surviving parents

Participant’s surviving brothers and sisters

Representative of Participant’s estate.

7.6.3. Disclaimers by Beneficiaries. A Beneficiary entitled to a payment of all or a portion of a deceased Participant’s Account may disclaim an interest therein subject to the following requirements. To be eligible to disclaim, a Beneficiary must be a natural person, must not have received a payment of all or any portion of the Account at the time such disclaimer is executed and delivered, and must have attained at least age twenty-one (21) years as of the date of the Participant’s death. Any disclaimer must be in writing and must be executed personally by the Beneficiary before a notary public. A disclaimer shall state that the Beneficiary’s entire interest in the unpaid Account is disclaimed or shall specify what portion thereof is disclaimed. To be effective, an original executed copy of the disclaimer must be both executed and actually delivered to the Company after the date of the Participant’s death but not later than nine (9) months after the date of the Participant’s death. A disclaimer shall be irrevocable when delivered to the Company. A disclaimer shall be considered to be delivered to the Company only when actually received by the Company. The Company shall be the sole judge of the content, interpretation and validity of a purported disclaimer. Upon the filing of a valid disclaimer, the Beneficiary shall be considered not to have survived the Participant as to the interest disclaimed. A disclaimer by a Beneficiary shall not be considered to be a transfer of an interest in violation of the provisions of Section 12.11 and shall not be considered to be an assignment or alienation of benefits in violation of federal law prohibiting the assignment or alienation of benefits under this Plan. No other form of attempted disclaimer shall be recognized by the Company.

7.6.4. Definitions. When used herein and, unless the Participant has otherwise specified in the Participant’s Beneficiary designation, when used in a Beneficiary designation, the following definitions and rules shall be applied.

(a)	“Issue” means all persons who are lineal descendants of the person whose issue are referred to, subject to the following:

(i)	a legally adopted child and the adopted child’s lineal descendants always shall be lineal descendants of each adoptive parent (and of each adoptive parent’s lineal ancestors);

(ii)	a legally adopted child and the adopted child’s lineal descendants never shall be lineal descendants of any former parent whose parental rights were terminated by the adoption (or of that former parent’s lineal ancestors); except that if, after a child’s parent has died, the child is legally adopted by a stepparent who is the spouse of the child’s surviving parent, the child and the child’s lineal descendants shall remain lineal descendants of the deceased parent (and the deceased parent’s lineal ancestors);

(iii)	if the person (or a lineal descendant of the person) whose issue are referred to is the parent of a child (or is treated as such under applicable law) but never received the child into that parent’s home and never openly held out the child as that parent’s child (unless doing so was precluded solely by death), then neither the child nor the child’s lineal descendants shall be issue of the person.

(b)	“Child” means an issue of the first generation;

(c)	“Per stirpes” means in equal shares among living children of the person whose issue are referred to and the issue (taken collectively) of each deceased child of such person, with such issue taking by right of representation of such deceased child; and

(d)	“Survive” and “surviving” mean living after the death of the Participant.

7.6.5. Special Rules. Unless the Participant has otherwise specified in the Participant’s Beneficiary designation, the following rules shall apply:

(a)	If there is not sufficient evidence that a Beneficiary was living at the time of the death of the Participant, it shall be deemed that the Beneficiary was not living at the time of the death of the Participant.

(b)	The automatic Beneficiaries specified in Section 7.6.2 and the Beneficiaries designated by the Participant shall become fixed at the time of the Participant’s death so that, if a Beneficiary survives the Participant but dies before the receipt of all payments due such Beneficiary hereunder, such remaining payments shall be payable to the representative of such Beneficiary’s estate.

(c)

If the Participant designates as a Beneficiary the person who is the Participant’s spouse on the date of the designation, either by name or by relationship, or both, the dissolution, annulment or other legal termination of the marriage between the Participant and such person shall automatically revoke such designation. The foregoing shall not prevent the Participant from designating a former spouse as a Beneficiary on a form that is both executed by the Participant and received by the Company (i) after the date of the legal termination of the marriage between the Participant and such former spouse and (ii) during the Participant’s lifetime.

(d)	Any designation of a nonspouse Beneficiary by name that is accompanied by a description of relationship to the Participant shall be given effect without regard to whether the relationship to the Participant exists either then or at the Participant’s death.

(e)	Any designation of a Beneficiary only by statement of relationship to the Participant shall be effective only to designate the person or persons standing in such relationship to the Participant at the Participant’s death.

(f)	The Company shall be the sole judge of the content, interpretation and validity of a purported Beneficiary designation.

7.7. No Spousal Rights. No spouse, former spouse, Beneficiary or other person shall have any rights or interest in the benefits credited under this Plan including, but not limited to, the right to be the sole Beneficiary or to consent to the designation of Beneficiaries (or the changing of designated Beneficiaries) by the Participant.

7.8. Death Prior to Full Payment. If a Participant who is receiving installment payments dies before installments are completed, the remaining installments shall be made to the Beneficiary on the same dates payments would otherwise have been made to the Participant; provided, however, that if the Participant’s death occurs on or after January 1, 2009, the remaining installments shall be paid to the Beneficiary in a lump sum within sixty (60) days after the Participant’s death.1 If, at the death of the Participant, any payment to the Participant was due or otherwise pending but not actually paid, the amount of such payment shall be paid to the Beneficiary (and shall not be paid to the Participant’s estate).

7.8. Facility of Payment. In case of the legal disability, including minority, of an individual entitled to receive any payment under this Plan, payment shall be made, if the Committee shall be advised of the existence of such condition:

(a)	to the duly appointed guardian, conservator or other legal representative of such individual, or

(b)	to a person or institution entrusted with the care or maintenance of the incompetent or disabled Participant or Beneficiary, provided such person or institution has satisfied the Committee that the payment will be used for the best interest and assist in the care of such individual, and provided

[1]	See footnote 3.

further, that no prior claim for said payment has been made by a duly appointed guardian, conservator or other legal representative of such individual.

Any payment made in accordance with the foregoing provisions of this section shall constitute a complete discharge of any liability or obligation of Plan and the Company therefore.

SECTION 8

FUNDING OF PLAN

8.1. Unfunded Obligation. The obligation of the Company to make payments under this Plan constitutes only the unsecured (but legally enforceable) promise of the Company to make such payments. No Participant or Beneficiary shall have any lien, prior claim or other security interest in any property of the Company. The Company may, but shall have no obligation to, establish or maintain any fund, trust or account (other than a bookkeeping account or reserve) for the purpose of funding or paying the benefits promised under this Plan. If such a fund, trust or account is established, the property therein shall remain the sole and exclusive property of the Company that established it. The Company shall be obligated to pay the benefits of this Plan out of its general assets. If, as of the close of business on the date of a Change in Control, the aggregate value of the Participant Accounts exceeds the value of the assets held in a trust that has been established by the Company, then within thirty (30) days of such Change in Control, the Company shall contribute to such trust assets having a value at least equal to the amount of such excess.

8.2. Corporate Obligation. Neither Company, the Board of Directors of the Company, the Chief Executive Officer, the Committee nor any of their directors, officers, agents or employees in any way secure or guarantee the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant. Each person entitled or claiming to be entitled at any time to any benefit hereunder shall look solely to the assets of the Company for such payments as unsecured general creditors. If, or to the extent that, Accounts have been paid to or with respect to a present or former Participant and that payment purports to be the payment of a benefit hereunder, such former Participant or other person or persons, as the case may be, shall have no further right or interest in the other assets of the Company in connection with this Plan. No person shall be under any liability or responsibility for failure to effect any of the objectives or purposes of this Plan by reason of the insolvency of the Company.

SECTION 9

AMENDMENT AND TERMINATION

9.1. Amendment of Plan. The Company reserves the power to alter, amend or wholly revise the Plan at any time and from time to time by action of the Board of Directors, and the interest of each Participant is subject to the powers so reserved; provided, however, that no amendment made subsequent to a Change in Control shall be effective to the extent that it would have a materially adverse impact on a Participant’s reasonably expected economic benefit attributable to compensation deferred by the Participant prior to the Change in Control. An amendment shall be authorized by the Board of Directors and shall be stated in an instrument in writing signed in the name of the Company by a person or persons authorized by the Board of Directors. After the instrument has been so executed, the Plan shall be deemed to have been amended in the manner therein set forth. No amendment to the Plan may alter, impair or reduce the benefits credited to any Accounts prior to the effective date of such amendment without the written consent of any affected Participant.

9.2. Termination of Plan. The Company may terminate the Plan at any time by action of the Board of Directors. If there is a termination of the Plan with respect to all Participants, the Company shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to amend the Plan to provide for the distribution of all Accounts in a lump sum following such Plan termination to the extent permissible under Section 409A of the Code and related Treasury regulations and guidance.

9.3. No Oral Amendments. No modification of the terms of the Plan Statement or termination of this Plan shall be effective unless it is approved by action of the Board of Directors. No oral representation concerning the interpretation or effect of the Plan Statement shall be effective to amend the Plan Statement.

SECTION 10

DETERMINATIONS — RULES AND REGULATIONS

10.1. Determinations. The Committee shall make such determinations as may be required from time to time in the administration of this Plan. The Committee shall have the discretionary authority and responsibility to interpret and construe the Plan Statement and all relevant documents and information, and to determine all factual and legal questions under this Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amounts of their respective interests.

10.2. Method of Executing Instruments. Information to be supplied or written notices to be made or consents to be given by Company or any other person pursuant to any provision of the Plan Statement may be signed in the name of Company by any officer or other person who has been authorized to make such certification or to give such notices or consents.

10.3. Claims Procedure. The claim and review procedures set forth in this Section shall be the mandatory claim and review procedures for the resolution of disputes and disposition of claims filed under the Plan. An application for a distribution shall be considered as a claim for the purposes of this Section.

10.3.1. Initial Claim and Decision. An individual may, subject to any applicable deadline, file with the Committee a written claim for benefits under the Plan in a form and manner prescribed by the Committee. If the claim is denied in whole or in part, the Committee shall notify the claimant of the adverse benefit determination within 90 days after receipt of the claim. The 90 day period for making the claim determination may be extended for 90 days if the Committee determines that special circumstances require an extension of time for determination of the claim, provided that the Committee notifies the claimant, prior to the expiration of the initial 90 day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

10.3.2. Request for Review and Final Decision. Within 60 days after receipt of an initial adverse benefit determination notice, the claimant may file with the Committee a written request for a review of the adverse determination and may, in connection therewith submit written comments, documents, records and other information relating to the claim benefits. Any request for review of the initial adverse determination not filed within 60 days after receipt of the initial adverse determination notice shall be untimely. If the claim, upon review, is denied in whole or in part, the Committee shall notify the claimant within 60 days after receipt of the request for a review. Such 60-day period may be extended for 60 days if the Committee determines that special circumstances require an extension and notifies the claimant what special circumstances require the extension and the date by which the decision is expected. If the extension is due to the claimant’s failure to submit information necessary to decide the claim, the claimant shall have 60 days to provide the necessary information and the period for making the decision shall be tolled from the date on which the extension notice is sent until the date the claimant responds to the information request or, if earlier, the expiration of 60 days.

10.4. Rules and Regulations.

10.4.1. Adoption of Rules. Any rule not in conflict or at variance with the provisions hereof may be adopted by the Company.

10.4.2. Specific Rules.

(a)	Any decision or determination to be made by the Company shall be made by the Committee unless delegated as provided for in the Plan, in which case references in this Section 10 to the Committee shall be treated as references to the Committee’s delegate. No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the established claim procedures. The Committee may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Company upon request.

(b)	Claimants may be represented by a lawyer or other representative at their own expense, but Committee reserves the right to require the claimant to furnish written authorization and establish reasonable procedures for determining whether an individual has been authorized to act on behalf of a claimant. A claimant’s representative shall be entitled to copies of all notices given to the claimant.

(c)	The decision on a claim and on a request for a review of a denied claim may be provided to the claimant in electronic form instead of in writing at the discretion of the Company.

(d)	The time period within which a benefit determination will be made shall begin to run at the time a claim or request for review is filed in accordance with the claims procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

(e)	The Committee may, in its discretion, rely on any applicable statute of limitation or deadline as a basis for denial of any claim.

10.4.3. Limitations and Exhaustion.

(a)

No claim shall be considered under these administrative procedures unless it is filed with the Company within one (1) year after the Participant knew (or reasonably should have known) of the general nature of the dispute giving rise to the claim. Every untimely claim shall be denied by the

Company without regard to the merits of the claim. No suit may be brought by or on behalf of any Participant or Beneficiary on any matter pertaining to this Plan unless the action is commenced in the proper forum before the earlier of: (i) three (3) years after the Participant knew (or reasonably should have known) of the general nature of the dispute giving rise to the action, or (ii) sixty (60) days after the Participant has exhausted these administrative procedures.

(b)	These administrative procedures are the exclusive means for resolving any dispute arising under this Plan. No Participant or Beneficiary shall be permitted to litigate any such matter unless a timely claim has been filed under these administrative procedures and these administrative procedures have been exhausted, and determinations under these administrative procedures (including determinations as to whether the claim was timely filed) shall be afforded the maximum deference permitted by law.

(c)	For the purpose of applying the deadlines to file a claim or a legal action, knowledge of all facts that a Participant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously specified periods.

SECTION 11

PLAN ADMINISTRATION

11.1. Authority.

11.1.1. Company. Functions generally assigned to the Company shall be discharged by its officers or delegated and allocated as provided herein.

11.1.2. Committee. Except as hereinafter provided, the Committee may delegate or redelegate and allocate and reallocate to one or more persons or to a committee of persons jointly or severally, and whether or not such persons are directors, officers or employees, such functions assigned to the Committee or to the Company generally hereunder, as the Committee may from time to time deem advisable.

11.1.3. Board of Directors. Notwithstanding the foregoing, the Board of Directors of the Company shall have the exclusive authority (which may not be delegated except to the Committee) to amend the Plan Statement and to terminate this Plan.

11.2. Conflict of Interest. If any individual to whom authority has been delegated or redelegated hereunder shall also be a Participant in this Plan, such Participant shall have no authority with respect to any matter specially affecting such Participant’s individual interest hereunder or the interest of a person superior to him or her in the organization (as distinguished from the interests of all Participants and Beneficiaries or a broad class of Participants and Beneficiaries), all such authority being reserved exclusively to other individuals as the case may be, to the exclusion of such Participant, and such Participant shall act only in such Participant’s individual capacity in connection with any such matter.

11.3. Service of Process. The Secretary of the Company is designated as the appropriate and exclusive agent for the receipt of service of process directed to this Plan in any legal proceeding, including arbitration, involving this Plan.

SECTION 12

CONSTRUCTION

12.1. IRC Status. This Plan is intended to be a nonqualified deferred compensation arrangement. The rules of section 401(a) et. seq. of the Code shall not apply to this Plan. The rules of section 3121(v) and section 3306(r)(2) of the Code shall apply to this Plan. The rules of section 409A of the Code shall apply to this Plan to the extent applicable and this Plan Statement shall be construed and administered accordingly. The Company has affirmatively determined that all amounts deferred under the Plan that were earned and vested before January 1, 2005 (i.e., amounts specified in Section 1.1.1), shall not be subject to 409A of the Code and this Plan Statement shall be construed accordingly. Notwithstanding the foregoing, neither the Company nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Plan or on account of any failure to comply with any Code section.

12.2. Effect on Other Plans. This Plan shall not alter, enlarge or diminish any person’s employment rights or obligations or rights or obligations under any other qualified or nonqualified plan. It is specifically contemplated that this Plan will, from time to time, be amended and possibly terminated.

12.3. Disqualification. Notwithstanding any other provision of the Plan Statement or any election or designation made under this Plan, any individual who feloniously and intentionally kills a Participant shall be deemed for all purposes of this Plan and all elections and designations made under this Plan to have died before such Participant. A final judgment of conviction of felonious and intentional killing is conclusive for this purpose. In the absence of a conviction of felonious and intentional killing, the Company shall determine whether the killing was felonious and intentional for this purpose.

12.4. Rules of Document Construction.

(a)	An individual shall be considered to have attained a given age on such individual’s birthday for that age (and not on the day before). Individuals born on February 29 in a leap year shall be considered to have their birthdays on February 28 in each year that is not a leap year.

(b)	Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; the masculine may include the feminine; and the words “hereof,” “herein” or “hereunder” or other similar compounds of the word “here” shall mean and refer to the entire Plan Statement and not to any particular paragraph or Section of the Plan Statement unless the context clearly indicates to the contrary.

(c)	The titles given to the various Sections of the Plan Statement are inserted for convenience of reference only and are not part of the Plan Statement, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof.

(d)	Notwithstanding any thing apparently to the contrary contained in the Plan Statement, the Plan Statement shall be construed and administered to prevent the duplication of benefits provided under this Plan and any other qualified or nonqualified plan maintained in whole or in part by the Company.

12.5. References to Laws. Any reference in the Plan Statement to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation unless, under the circumstances, it would be inappropriate to do so. The terms “spouse,” “nonspouse,” “married,” “surviving spouse,” and other similar terms shall be construed, interpreted and applied on a basis consistent with the federal statute known as the Defense of Marriage Act.

12.6. Governing Law. This Plan Statement be construed and enforced in accordance with the laws of the State of Minnesota. All controversies, disputes, claims, or causes of action arising under or related to the Plan or any other party with a relationship to the Plan must be brought in the District Court of the State of Minnesota.

12.7. Delegation. No person shall be liable for an act or omission of another person with regard to a responsibility that has been allocated to or delegated to such other person pursuant to the terms of the Plan Statement or pursuant to procedures set forth in the Plan Statement.

12.8. Effect on Director Status. Neither the terms of the Plan Statement nor the benefits under this Plan nor the continuance thereof shall be a term of the engagement of any Director. The Company shall not be obliged to continue this Plan. The terms of this Plan shall not give any Director the right to continue as a Director or to accept any nomination for a future term as a Director or require the Company to nominate or cause the nomination of the Director for future term as a Director.

12.9. Tax Withholding. The Company (or any other person legally obligated to do so) shall withhold the amount of any federal, state or local income tax or other tax required to be withheld under applicable law with respect to any amount payable under this Plan. All benefits otherwise due hereunder shall be reduced by the amount to be withheld.

12.10. Expenses. All expenses of administering the benefits due under this Plan shall be borne by the Company.

12.11. Spendthrift Provision. No Participant or Beneficiary shall have any interest in any Account which can be transferred nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while in the possession or control of the Company. The Company shall not recognize any such effort to convey any interest under this Plan. No benefit payable under this Plan shall be subject to attachment, garnishment, execution following judgment, or other legal process before actual payment to such person.

The power to designate Beneficiaries to receive the Account of a Participant in the event of such Participant’s death shall not permit or be construed to permit such power or right to be exercised by the Participant so as thereby to anticipate, pledge, mortgage or encumber such Participant’s Account or any part thereof, and any attempt of a Participant so to exercise said power in violation of this provision shall be of no force and effect and shall be disregarded by the Company.

This section shall not prevent the Company from exercising, in its discretion, any of the applicable powers and options granted to it upon a Distribution Event, as such powers may be conferred upon it by any applicable provision hereof.

Dated: October 2, 2008	H.B. Fuller Company

	By:	/s/ Michele Volpi
	Its:	President and Chief Executive Officer

APPENDIX A

(PRIOR PLAN STATEMENT)

H.F. Fuller Company 2003 Directors’ Deferred Compensation Plan

and

First Amendment of H.B. Fuller Company 2003 Director’s Deferred

Compensation Plan

A-1